100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 /http://www.dollargeneral.com

DOLLAR GENERAL EXPANDS ITS BOARD OF DIRECTORS

Company Announces Election of Sandy Cochran to Board

Goodlettsville, Tenn., (TBD) – Dollar General Corporation (NYSE: DG) today announced the election of Sandy Cochran, president and chief executive officer of Cracker Barrel Old Country Store,  to its board of directors effective December 5, 2012.

“We are excited to add Sandy to the Dollar General board of directors,” said Rick Dreiling, Dollar General’s chairman and chief executive officer. “Sandy’s extensive experience and perspective will provide us with valuable insights as we continue to grow our business.   Her expertise will complement our Board as we strive to build shareholder value.”

The election of Cochran to Dollar General’s board will bring the total number of directors to nine, and the total number of independent directors to five.  Cochran, who has been designated an audit committee financial expert, will serve on the audit committee of Dollar General’s board.  With the appointment of Cochran, Dollar General has a majority of independent directors on its Board.

Cochran is the president and chief executive officer of Cracker Barrel Old Country Store, Inc.  She joined Cracker Barrel in April 2009 as executive vice president and chief financial officer and was named president and chief operating officer in November 2010. Cochran was named to her current position in September of 2011.  She was previously chief executive officer at book retailer Books-A-Million, Inc. from February 2004 to April 2009. She also served as that company's president, chief financial officer and vice president of finance. Cochran has 20 years of experience in the retail industry.  Cochran is a director of Cracker Barrel Old Country Store, Inc.  She served as a director of Books-A-Million, Inc. from 2006 to 2009.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,371 stores in 40 states as of November 2, 2012, Dollar General has more locations than any other discount retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

Contact Information:

Investors:

Mary Winn Gordon

(615) 855-5536

Emma Jo Kauffman

(615) 855-5525

Media:

Dan MacDonald

(615) 855-5209